Exhibit 5.1
Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020-1001

Main Tel (212) 506-2500
Main Fax (212) 262-1910
www.mayerbrown.com
March 5, 2021
Dynex Capital, Inc.
4991 Lake Brook Drive, Suite 100
Glen Allen, Virginia 23060

Re:    Dynex Capital, Inc.

Ladies and Gentlemen:
We have acted as counsel to Dynex Capital, Inc., a Virginia corporation (the “Company”), in connection with the issuance and sale by the Company of up to 3,500,000 shares (the “Shares”) of its common stock, par value $0.01 per share (the “Common Stock”), including up to 525,000 Shares that may be sold pursuant to the exercise of an option to purchase additional shares, pursuant to a Registration Statement on Form S-3, file number 333-222354 (as the same may be amended and supplemented, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), base prospectus, dated June 28, 2018 (the “Base Prospectus”), and a prospectus supplement, dated March 3, 2021 (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the corporate and organizational documents of the Company, including the Restated Articles of Incorporation, as amended through the date hereof (the “Restated Articles”), and the Amended and Restated Bylaws of the Company, as amended through the date hereof, (ii) the resolutions (the “Resolutions”) of the Board of Directors of the Company and a committee thereof with respect to the issuance and sale of the Shares, (iii) the Registration Statement and exhibits thereto, including the Prospectus comprising a part thereof, and (iv) an executed copy of the Underwriting Agreement, dated as of March 3, 2021, by and between the Company and J.P. Morgan Securities LLC, acting as the representative of the several underwriters listed on Schedule 1 thereto (the “Underwriting Agreement”). In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Dynex Capital, Inc.
March 5, 2021

In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination. With respect to certain factual matters, we have relied upon certificates of officers of the Company.
In expressing the opinion set forth below, we have assumed that the Shares will not be issued or transferred in violation of the restrictions on ownership and transfer set forth in the Restated Articles. Further, our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.
Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Restated Articles, the Registration Statement, the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Virginia Stock Corporation Act, the New York Business Corporation Law and the federal laws of the United States of America, as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on March 5, 2021, which will be incorporated by reference in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,
/s/ Mayer Brown
Mayer Brown LLP